                                                                     EXHIBIT 2.1


                AGREEMENT AND PLAN OF MERGER AND REORGANIZATION



                                     AMONG



                BOOTS & COOTS INTERNATIONAL WELL CONTROL, INC.,


                                 B&C/ITS, INC.,


                                      AND


                                 CODE 3, INC.,


                                      AND


                        THE STOCKHOLDERS OF CODE 3, INC.



                                  DATED AS OF


                               FEBRUARY 19, 1998

                AGREEMENT AND PLAN OF MERGER AND REORGANIZATION
                -----------------------------------------------

     THIS AGREEMENT AND PLAN OF MERGER AND REORGANIZATION dated as of February 19, 1998, is among Boots & Coots International Well Control, Inc., a Delaware corporation ("Boots & Coots"), B&C/ITS, Inc., a Texas corporation ("Newco"), Code 3, Inc., a Texas corporation (the "Company") and T. Lee Thompson, individually and as a trustee for the benefit of Lorraine R. Galvan, Michael Sefie Galvan, Robert Z. Galvan, Velma Galvan and Seferino Galvan; Timothy J. O'Brien; Carlos M. Marin; and David A. Hanawa (collectively, the "Stockholders").

     WHEREAS, Newco is a corporation duly organized and existing under the laws of the State of Texas, having been incorporated on December 31, 1997, for the purpose of completing the transactions set forth herein, and is a wholly-owned, indirect subsidiary of Boots & Coots;

     WHEREAS, the respective Boards of Directors of Newco and the Company (which together are hereinafter collectively referred to as "Constituent Corporations") deem it advisable and in the best interests of the Constituent Corporations and their respective stockholders that Newco merge with and into the Company pursuant to this Agreement and the applicable provisions of the laws of the State of Texas;

     WHEREAS, the Stockholders have approved the Merger of the Company with Newco;

     NOW, THEREFORE, in consideration of the premises and mutual promises and covenants contained herein, the Parties hereby stipulate and agree as follows:

                                   SECTION 1

                                  DEFINITIONS
                                  -----------

     1.1 Specific Definitions. As used herein the following terms shall have the meanings as defined below:

     1933 Act shall mean the Securities Act of 1933, as amended.

     1934 Act shall mean the Securities Exchange Act of 1934, as amended.

       Affiliate shall mean any Person, which is an "affiliate" within the meaning of the regulations promulgated under the 1933 Act, as such regulations and act are amended and in effect on the date in question.

     Agreement shall mean this Agreement and Plan of Merger and Reorganization, including the Annexes and Exhibits attached hereto and the Disclosure Schedule.

     Ambiotec shall mean Ambiotec Environmental Consultants, Inc., a Texas corporation.

     Articles of Merger shall mean the Articles of Merger with respect to the merger of Newco and the Company substantially in the form attached as Annex I hereto or with such other changes therein as may be required by applicable laws.

     Assets shall mean properties, privileges, rights, interests and claims for interests therein, tangible and intangible, of every type and description, to and including, trademarks, trade names, labels and brands of Company, including without limitation, the Assets described on the Disclosure Schedule.

     Base Balance Sheet shall mean the balance sheet of Company dated September 30, 1997, which is included in the Financial Statements.

     Benefit Plan shall mean any pension, profit sharing, savings, bonus, incentive, option insurance, welfare or other employee benefit plans or arrangements providing for employee remuneration or benefits.

     Books and Records shall mean all existing accounting, tax, business, marketing, corporate and other files, documents, instruments, papers, books and records, including without limitation, financial statements, budgets, ledgers, journals, deeds, titles, policies, manuals, minute books, stock certificates and books, stock transfer ledgers, Contracts, franchises, Permits, customer lists, supplier lists, reports, computer files, retrieval programs, operating data or plans, and environmental studies or plans.

       Boots & Coots Stock shall mean shares of the common stock, $.00001 par value per share, of Boots & Coots.

       Business Condition shall mean the financial or other condition, results of operations, assets, or prospects of a specified Person or Persons.

       Claims shall mean any loss, cost (including attorneys fees), damages, expenses, actions, suits, proceedings, judgments, claims, and liabilities of any nature whatsoever.

       Closing shall mean the closing of the reorganization transaction as contemplated in this Agreement.

       Closing Date shall have the meaning set forth in Section 9.1.

       Code shall mean the Internal Revenue Code of 1986, as amended.

       Company Stock shall mean the common stock, no par value, of the Company.

       Contracts shall mean any contract or instrument, including without limitation, any mortgages, deeds of trust, notes or guarantees, leases, pledges, liens, charges or conditional sales agreements to which the Person referred to is a party or by which any of its Assets may be bound.

       Disclosure Schedule shall mean the bound volume of even date herewith furnished by the Company and the Stockholders to Boots & Coots upon the execution of this Agreement.

       $ and Dollar shall mean lawful currency of the United States of America.

     Effective Time of the Merger shall mean the time as of which the Articles of Merger are filed with the office of the Secretary of State of the State of Texas.

     Environmental Law or Environmental Laws shall mean all laws, rules, regulations, statutes, ordinances, decrees or orders of any federal, state or foreign governmental, regulatory or public body relating to (i) the control of any potential pollutant or protection of the air, water or land, (ii) solid, gaseous or liquid waste generation, handling, treatment, storage, disposal or transportation, and (iii) exposure to hazardous, toxic or other substances alleged to be harmful and includes without limitation, (1) the terms and conditions of any license, permit, approval, or other authorization by any such authority, and (2) judicial, administrative, or other regulatory decrees, judgments, and orders of any such authority. The term "Environmental Laws" shall include, but not be limited to the following statutes and the regulations promulgated thereunder: the Clean Air Act, 42 U.S.C. (S) 7401 et seq., the Clean Water Act, 33 U.S.C. (S) 1251 et seq., the Resource Conservation Recovery Act ("RCRA"), 42 U.S.C. (S) 6901 et seq., the Superfund Amendments and Reauthorization Act, 42 U.S.C. (S) 11011 et seq., the Toxic Substances Control Act, 15 U.S.C. (S) 2601 et seq., the Water Pollution Control Act, 33 U.S.C. (S) 1251, et seq., the Safe Drinking Water Act, 42 U.S.C. (S) 300f et seq., the Comprehensive Environmental Response, Compensation, and Liability Act ("CERCLA"), 42 U.S.C. (S) 9601 et seq., and any state, county, or local regulations similar thereto.

     ERISA shall mean the Employee Retirement Income Security Act of 1974.

     Escrow Agent shall mean the Law Offices of Charles T. Phillips, P.C.

     Escrow Agreement shall mean the agreement attached as Annex II hereto.

     Escrowed Shares shall have the meaning set forth in Section 2.7.

     Financial Statements shall mean the balance sheets and statements of income and retained earnings set forth on the Disclosure Schedule as described in Section 3.5.

     Hazardous Substance shall mean any liquid, gaseous or solid substance (or accommodation thereof) that results from any process of industry or manufacturing, or any trade, business or operation now designated or regulated pursuant to the Comprehensive Environmental Response Compensation and Liability Act (42 U.S.C. (S)9601 et seq.), the Federal Water Pollution Control Act (33 U.S.C. (S)466 et seq.), the Federal Resource Conservation and Recovery Act (42 U.S.C. (S)6901 et seq.) as amended by the Hazardous and Solid Waste Amendments of 1984, the Federal Clear Air Act (42 U.S.C. (S)1857 et seq.), now designated or regulated by the United States Environmental Protection Agency, the Texas Department of Health, the Texas Board of Agriculture, or the Texas Natural Resource Conservation Commission, or similar agencies or authorities in other jurisdictions, or (without limiting such meeting) now designated or regulated pursuant to any other applicable environmental Law.

     Inventory shall mean all raw materials, work in process and finished goods of Company.

     Law shall mean applicable state and federal law and rules and regulations promulgated thereunder.

     Merger shall mean the merger of Newco with and into the Company pursuant to this Agreement and the applicable provisions of the laws of the State of Texas and other applicable state laws.

     Newco Stock shall mean the common stock, $0.01 par value per share, of Newco.

     Permit shall mean any license, permit, franchise, authority or consent of a governmental agency.

     Person means any individual, corporation, partnership, joint venture, association, joint stock company, trust, unincorporated organization or government (or agency or political subdivision thereof).

     PBGC shall mean the Pension Benefit Guarantee Corporation.

     Proceeding means any action, suit, claim, investigation, review or other proceeding, at law or in equity, before any federal, state, municipal or other governmental court, department, commission, board, bureau, agency or other instrumentality.

     Release means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing into the environment of any Hazardous Substances.

     San Benito Bank shall mean San Benito Bank & Trust Co. of Harlingen, Texas, the senior secured lender to the Company.

     San Benito Obligations shall mean any and all debts, liabilities and obligations of the Company to San Benito Bank, including, but not limited to, that certain promissory note in the original principal amount of $650,000 dated July 28, 1997, that certain promissory note in the original principal amount of $350,000 dated July 28, 1997, and that certain promissory note in the original principal amount of $250,000 dated December 12, 1997.

     SEC means the United States Securities and Exchange Commission.

     Tax shall mean any federal, state, local, domestic or foreign income tax, premium tax, ad valorem tax, excise tax, sales tax, use tax, franchise tax, employment, payroll or withholding tax, real or personal property tax, windfall profits tax, transfer tax, or other tax, together with and including without limitation, any and all interest, fines, penalties, assessments, and additions to tax resulting from, relating to, or incurred in connection with any such tax or any contest or dispute thereof.

     Tax Claim shall have the meaning set forth in Section 10.4.

     1.2 Accounting Terms. As used herein, the term GAAP shall mean Generally Accepted Accounting Principles, applied on a consistent basis, (a) as set forth in the opinions of the Accounting Principles Board of the American Institute of Certified Public Accountants ("AICPA") and/or statements/interpretations of the Financial Accounting Standards Board which are applicable in the circumstances as of the date in question, and (b) which were not inconsistent with such opinions and statements, as set forth in other AICPA publications and guidelines and/or which otherwise arise by custom for the particular industry; and the requisite that such principles be applied on a consistent basis means that the accounting principles in a current period are comparable in all material respects to those applied in a preceding period. All accounting and financial terms used in this Agreement and the compliance with each covenant contained in this Agreement relates to financial matters to be determined in accordance with GAAP, except to the extent that a deviation therefrom is expressly stated in this Agreement or the Disclosure Schedule.

     1.3 Other Terms. Other terms may be defined elsewhere in the text of this Agreement and shall have the meaning indicated throughout this Agreement.

     1.4  Other Definitional Provisions.

          (i) The words "hereof", "herein", and "hereunder" and words of similar import, when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

          (ii) The terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.

                                   SECTION 2

                                   THE MERGER
                                   ----------

     2.1 Delivery and Filing of Articles of Merger. On the Closing Date, the Constituent Corporations will cause the Articles of Merger to be signed, verified and filed with the Secretary of State of the State of Texas and deliver stamped receipt copies of such filing to Boots & Coots.

     2.2 Effective Time of the Merger. At the Effective Time of the Merger, Newco shall be merged with and into the Company in accordance with the Articles of Merger, the separate existence of Newco shall cease and the Company shall be the surviving party in the Merger. The Company is sometimes hereinafter referred to as the Surviving Corporation.

     2.3 Articles of Incorporation, By-laws and Board of Directors of Surviving Corporation. At the Effective Time of the Merger:

          (i) the Articles of Incorporation of the Company then in effect shall be the Articles of Incorporation of the Surviving Corporation until changed as provided by Law;

          (ii) the By-laws of Newco then in effect shall become the By-laws of the Surviving Corporation; and subsequent to the Effective Time of the Merger, such By-laws shall be the By-laws of the Surviving Corporation until they shall thereafter be duly amended;

          (iii) the Board of Directors of Newco immediately prior to the Effective Time of the Merger shall be the initial Board of Directors of the Surviving Corporation effective as of the Effective Time of the Merger; the Board of Directors of the Surviving Corporation shall hold office subject to the provisions of the Laws of the State of Texas and of the Articles of Incorporation and By-laws of the Surviving Corporation; and

          (iv) subject to the receipt of the resignations required by Section
7.14 and any additional action by the Board of Directors of the Surviving Corporation to elect new officers, the officers of the Company immediately prior to the Effective Time of the Merger shall be the initial officers of the Surviving Corporation serving in the same capacity or capacities, each of such officers to serve, subject to the provisions of the Articles of Incorporation and By-laws of the Surviving Corporation, until his or her successor is duly elected and qualified.

     2.4 Effect of Merger. At the Effective Time of the Merger, the effect of the Merger shall be as provided in the applicable provisions of the Business Corporation Act of the State of Texas. Except as herein specifically set forth, the identity, existence, purposes, powers, objects, franchises, privileges, rights and immunities of the Company shall continue unaffected and unimpaired by the Merger and the corporate franchises, existence and rights of Newco shall be merged with and into the Company, and the Company, as the Surviving Corporation, shall be fully vested therewith. At the Effective Time of the Merger, the separate existence of Newco shall cease and, in accordance with the terms of this Agreement, the Surviving Corporation shall possess all the rights, privileges, immunities and franchises, of a public, as well as of a private, nature, and all property, real, personal and mixed, and all debts due on whatever account, including subscriptions to shares, and all Taxes, including those due and owing and those accrued, and all other choses in action, and all and every other interest of or belonging to or due to the Company and Newco shall be taken and deemed to be transferred to, and vested in, the Surviving Corporation without further act or deed; and all property, rights and privileges, powers and franchises and all and every other interest shall be thereafter as effectually the property of the Surviving Corporation as they were of the Company and Newco; and the title to any real estate, or interest therein, whether by deed or otherwise, vested in the Company and Newco, shall not revert or be in any way impaired by reason of the Merger. Except as otherwise provided herein, the Surviving Corporation shall thenceforth be responsible and liable for all the liabilities and obligations of the Company and Newco and any claim existing, or action or proceeding pending, by or against the Company or Newco may be prosecuted as if the Merger had not taken place, or the Surviving Corporation may be substituted in their place. Neither the rights of creditors nor any liens upon the property of the Company or Newco shall be impaired by the Merger, and all debts, liabilities and duties of the Company and Newco shall attach to the Surviving Corporation, and may be enforced against such Surviving Corporation to the same extent as if said debts, liabilities and duties had been incurred or contracted by such Surviving Corporation.

     2.5  Conversion of Stock.

          (i) Manner of Conversion. The manner of converting the shares of (i) outstanding Company Stock and (ii) Newco Stock, issued and outstanding immediately prior to the Effective Time of the Merger, respectively, into cash and shares of (x) Boots & Coots Stock; and (y) common stock of the Surviving Corporation, respectively, shall be as follows:

     As of the Effective Time of the Merger:

          (a) all of the shares of Company Stock issued and outstanding immediately prior to the Effective Time of the Merger, by virtue of the Merger and without any action on the part of the holder thereof, automatically shall be deemed to represent (1) the right to receive the number of shares of Boots & Coots Stock set forth on Annex III hereto with respect to such holder and (2) the right to receive the amount of cash set forth on Annex III hereto with respect to such holder;

          (b) all shares of Company Stock that are held by the Company as treasury stock shall be canceled and retired and no shares of Boots & Coots Stock or other consideration shall be delivered or paid in exchange therefor; and

          (c) each share of Newco Stock issued and outstanding immediately prior to the Effective Time of the Merger, shall, by virtue of the Merger and without any action on the part of Boots & Coots, automatically be converted into one fully paid and non-assessable share of common stock of the Surviving Corporation which shall constitute all of the issued and outstanding shares of common stock of the Surviving Corporation immediately after the Effective Time of the Merger.

     All Boots & Coots Stock received by the Stockholders pursuant to this Agreement shall, except for restrictions described herein, have the same rights as all the other shares of outstanding Boots & Coots Stock by reason of the provisions of the Certificate of Incorporation of Boots & Coots or as otherwise provided by the Delaware General Corporation Law. Except for restrictions described herein, all voting rights of such Boots & Coots Stock received by the Stockholders shall be fully exercisable by the Stockholders and the Stockholders shall not be deprived nor restricted in exercising those rights.

     2.6  Delivery of Merger Consideration.

          (i) At the Effective Time of the Merger, the Stockholders, who are the holders of all outstanding certificates representing shares of Company Stock, shall, upon surrender of such certificates, shall be entitled to receive the respective number of shares of Boots & Coots Stock and the amount of cash set forth on Annex III hereto, said cash to be payable by wire transfer to the respective accounts of the Stockholders set forth on Annex III and the Escrow Agent shall be entitled to receive, to hold for the benefit of the Stockholders and Boots & Coots, subject to the terms of the Escrow Agreement, the number of shares of Boots & Coots Stock to be delivered to the Escrow Agent as set forth on Annex III.

          (ii) The Stockholders shall deliver to Boots & Coots at the Closing the certificates representing Company Stock, duly endorsed in blank by the Stockholders or accompanied by blank stock powers. The Stockholders agree promptly to cure any deficiencies with respect to the endorsement of the stock certificates or other documents of conveyance with respect to such Company Stock or with respect to the stock powers accompanying any Company Stock.

     2.7 Merger Consideration. The aggregate consideration ("Merger Consideration") to be received by the Stockholders in exchange for all their shares of Company Stock shall consist of the following:

          (i)  cash in the amount of $500,000.

          (ii) 488,136 shares of Boots & Coots Stock registered in the name of the Stockholders determined by calculating the average of the last reported sales prices (or the average of the closing bid and asked prices if no sales have been reported) of Boots & Coots stock for each trading day within the thirty (30) calendar days immediately preceding the Closing Date and dividing such number into $2,000,000, e.g.:


          Aggregate Value         $2,000,000
          Divided by
          Avg. Trading Price      $        5
                                  ----------
          Aggregate Shares           400,000

of which sixty-seven and one-half percent (67.5%) of such shares shall be delivered to the Stockholders and thirty-two and one-half percent (32.5%) such shares, with executed and guaranteed stock powers attached, shall be delivered to the Escrow Agent and thereafter governed by the Escrow Agreement (the "Escrowed Shares"); provided that should such result in any fractional shares, the nearest whole number of shares shall be delivered to the Escrow Agent.

     2.8  Adjustments to Merger Consideration.

          (i) The Merger Consideration shall be adjusted downward or upward, dollar for dollar, in the amount of the difference between (A) cash plus the net amount of accounts receivable in excess of accounts payable as reflected on the Base Balance Sheet and (B) cash plus the net amount of accounts receivable in excess of accounts payable as reflected on the balance sheet included in the Financial Statements for the year ended December 31, 1997, as prepared by Company and audited, or caused to be audited, for accuracy by Boots & Coots at its sole expense in accordance with Section 2.9 hereof.

          (ii) The operation of the business on or before December 31, 1997, shall be for the account of Stockholders and all revenues and expenses, costs and liabilities relating to the business (including, without limitation, rental or similar charges or payments payable in respect of any contracts, leases or agreements of Company, insurance premiums, sales and use Taxes payable in respect of services and equipment furnished in connection with the operation of the business, power and utility charges, real and personal property Taxes and rentals, sales and service charges, Taxes and similar prepaid and deferred items), shall be prorated, with Stockholders being entitled to all revenues and subject to all such expenses, costs and liabilities relating to the period at or prior to such time and Boots & Coots entitled to all revenues and subject to all such expenses relating to the period after such time, determined in accordance with Tax basis accounting principles consistently applied. An increase or decrease in the Merger Consideration shall be made, as appropriate, based upon such proration.

          (iii)  Stockholders shall deliver to Boots & Coots, not less than one
(1) business day prior to the Closing Date, a certificate (the "Closing Adjustment Certificate") which shall set forth Stockholders' good faith estimate and representation of the amount of the adjustments and prorations set forth above, as of December 31, 1997. The Closing Adjustment Certificate shall be in form and substance satisfactory to Boots & Coots, and Stockholders shall deliver to Boots & Coots with the Closing Adjustment Certificate a copy of such supporting evidence as shall be appropriate hereunder and as Boots & Coots may reasonably request.

          (iv) Adjustments shall be made to the cash and stock components of the Merger Consideration at Closing pursuant to the Closing Adjustment Certificate as necessary to maintain the proportions thereof at twenty percent (20%) cash and eighty percent (80%) stock.

     2.9 Post Closing Audit. Within one hundred eighty (180) days of the Closing Date, Boots & Coots shall, at its sole cost and expense, cause the books and records of the Company to be audited as of December 31, 1997 (the "Post Closing Audit") by the independent accountants for Boots & Coots in order to determine the accuracy of the Closing Adjustment Certificate and the other representations and warranties of the Stockholders and the Company under this Agreement and the other documents and instruments delivered in connection therewith. Boots & Coots shall make available to the Stockholders the results of the Post Closing Audit. If the Post Closing Audit indicates that Boots & Coots is entitled to either an adjustment to the Merger Consideration or a Claim for indemnification hereunder, such amount may be offset by Boots & Coots against the Escrowed Shares held by the Escrow Agent as described in Section
10.11 hereof and as more particularly described in the Escrow Agreement.

                                   SECTION 3

                       REPRESENTATIONS AND WARRANTIES OF
                        THE COMPANY AND THE STOCKHOLDERS
                        --------------------------------

     The Company and each of the Stockholders, jointly and severally (except as set forth herein to the contrary), hereby represent and warrant to Boots & Coots and Newco as follows:

     3.1 Organization. The Company is a corporation duly organized, validly existing, and in good standing under the Laws of Texas, has all necessary power to own its assets and to carry on its business as presently conducted, and is duly qualified to do intrastate business and is in good standing in each jurisdiction in which the nature of the Company's business or of its properties makes such qualification necessary.

     3.2 Capital. The authorized capital stock of Company consists of 100,000 shares of common stock, having no par value, of which 1,000 shares are issued and outstanding. All the shares of Company Stock are validly issued, fully paid and non-assessable. There are no outstanding subscriptions, options, rights, warrants, convertible securities, or other agreements or commitments obligating the Company to issue or to transfer from treasury any additional shares of its capital stock of any class and the aggregate number of Company Stock set forth opposite the names of the Stockholders on Annex III represents all of the issued and outstanding capital stock of the Company.

     3.3 Title. Each Stockholder, individually, represents and warrants that he is the owner, beneficially and of record, of all the Company Stock as set forth opposite his name on Annex III free and clear of all liens, encumbrances, security agreements, equities, options, claims, charges and restrictions, other than such restrictions as are set forth on the Disclosure Schedule.

     3.4 Subsidiaries. The Company does not own, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, business, trust, or other entity.

     3.5 Financial Statements. Set forth on the Disclosure Schedule are the (consolidated, when appropriate) balance sheets of Company as of December 31, 1994, December 31, 1995 and December 31, 1996 and the related (consolidated, when appropriate) statements of income and retained earnings for the three years ending on those dates, certified by the treasurer of the Company. The Disclosure Schedule also sets forth unaudited balance sheets of the Company as of September 30, 1997, together with related unaudited statements of income and retained earnings for the nine-month period ending on such date, certified by the treasurer of the Company. The Financial Statements are true and correct and have been prepared in accordance with Tax basis accounting principles and using accrual accounting consistently followed by the Company throughout the periods indicated, and fairly present the financial position of the Company as of the respective dates of the balance sheets included in the Financial Statements, and the results of its operations for the respective periods indicated.

     3.6 Absence of Changes. Except as otherwise expressly contemplated herein or set forth on the Disclosure Schedule, since the date of the Base Balance Sheet, there has not been any:

          (i) Transaction by the Company except in the ordinary course of business as conducted on that date;

          (ii) Capital expenditure by the Company exceeding $25,000;

          (iii) Material adverse changes in the Business Condition of the Company;

          (iv) Destruction, damage to, or loss of any asset of the Company (whether or not covered by insurance) that materially and adversely affects the Business Condition of the Company;

          (v) Labor trouble or other event or condition of any character materially and adversely affecting the Company;

          (vi) Change in accounting methods or practices (including, without limitation, any change in depreciation or amortization policies or rates) by the Company;

          (vii)  Re-valuation by the Company of any of its Assets;

          (viii) Declaration, setting aside or payment of a dividend or other distribution in respect to the Shares of capital stock of the Company or any direct or indirect redemption, repurchase or any other acquisition of any such stock by the Company other than the distribution of cash and accounts receivable of the Company on or about February 18, 1998 to redeem One Hundred Four (104) shares of Company Stock of each Carlos M. Marin and David A. Hanawa at the price of $2,644.23 per share;

          (ix) Increase in the salary or other compensation payable or to become payable by the Company to any of its officers, directors or employees, or the declaration, payment or commitment or obligation of any kind for the payment by the Company of a bonus or other additional salary or compensation to any such person;

          (x) Sale or transfer of any Asset of the Company, except in the ordinary course of business;

          (xi) Amendment or termination of any Contract, to which the Company is a party, except in the ordinary course of business;

          (xii) Loan by the Company to any Person or guaranty by the Company of any loan;

          (xiii) Mortgage, pledge or other encumbrance upon all or any portion of the assets;

          (xiv)  Waiver or release of any right or claim of the Company;

          (xv) Other event or condition of any character that has or might reasonably have a material and adverse effect on the Business Condition of the Company;

          (xvi) Issuance or sale by the Company of any shares of its capital stock of any class, or of any other of its securities; or

          (xvii) Agreement by the Company to do any of the things described in the preceding clauses (i) through (xvi).

     3.7 Absence of Undisclosed Liabilities. The Company has no debts, liabilities, or obligations of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due, that are not accurately reflected or reserved against in the Financial Statements, except for those that may have been incurred after the date of the Financial Statements which were incurred in the ordinary course of business, and are usual and normal in amount both individually and in the aggregate or otherwise which do not exceed $25,000.

     3.8 Tax Returns. Within the times and in the manner prescribed by Law, the Company has filed or Ambiotec has filed on behalf of the Company as part of a consolidated or joint filing, all federal, state and local Tax returns required by Law, all of which were complete and accurate, and all Taxes, assessments and penalties due and payable thereon have been paid. The provisions for Taxes reflected in the Financial Statements are adequate for any and all federal, state, county and local Taxes for the period ending on the date of the Financial Statements and for all prior periods, whether or not disputed. There are no present disputes as to Taxes of any nature payable by the Company or Ambiotec. Neither the Company nor Ambiotec has granted an extension to any Taxing authority of the limitation period during which any Tax liability may be assessed against or collected from it.

     3.9 Real Property. A complete and accurate legal description of each parcel of real property owned by or leased to the Company is set forth on the Disclosure Schedule. The Disclosure Schedule also contains a description of all buildings, fixtures and other improvements located on these real properties and a list of the policies of title insurance issued to the Company for these properties. All the leases listed in the Disclosure Schedule are valid and in full force, and there does not exist any default or event that with notice or lapse of time, or both, would constitute a default under any of these leases.

     3.10 Zoning. The zoning of each parcel of property described on the Disclosure Schedule permits the presently existing improvements and the continuation of the business presently being conducted on such parcel.

     3.11 Inventory. The Inventory shown on the Base Balance Sheet of the Company consist of items of a quality and quantity usable and saleable in the ordinary course of business by the Company. All items included in Inventory are the property of the Company, except for sales made in the ordinary course of business since the date of the Base Balance Sheet; for each of these sales either the purchaser has made full payment or the purchaser's liability to make payment is reflected in the books of the Company. No items included in Inventory have been pledged as collateral or are held by the Company on consignment from others. The Inventory shown on the Base Balance Sheet is based on quantities determined by physical count or measurement, taken within the preceding 12 months, and are valued at cost (determined on a first-in, first-out basis) and on a basis consistent with that of prior years.

     3.12 Tangible Personal Property. A complete and accurate list describing and specifying the location of all trucks, automobiles, machinery, equipment, furniture, supplies, tools, dies, jigs, molds, patterns, drawings and all other tangible personal property owned by, in the possession of, or used by the Company in connection with its business having more than an individually insignificant value, is set forth on the Disclosure Schedule. The property listed on the Disclosure Schedule constitutes all such tangible personal property necessary for the conduct by the Company of its business as now conducted. All tangible personal property set forth in the Disclosure Schedule is in good operating condition.

     3.13 Accounts Receivable. A complete and accurate schedule of the accounts receivable of the Company as of the date hereof, and as reflected in the Base Balance Sheet, together with an accurate aging of these accounts is set forth on the Disclosure Schedule. These accounts receivable, and all accounts receivable of the Company created after such dates, arose from valid sales in the ordinary course of business. These accounts have been collected in full since such dates, or are collectible at their full amounts without any defense or right of set off or counter claim.

     3.14 Trade Names and Rights. The Disclosure Schedule sets forth all trade names, trademarks, service marks and copyrights and their registrations, owned by the Company or in which it has any rights or licenses, together with a brief description of each. The Company has not infringed, and is not now infringing, on any trade name, trademark, service mark, copyright or other right belonging to any other person, firm or corporation. Except as set forth in the Disclosure Schedule, the Company is not a party to any license, agreement or arrangement, whether as licensor, licensee, or otherwise, with respect to any trademarks, service marks, trade names or applications for them, or any copyrights. The Company owns, or holds adequate licenses or other rights to use, all trademarks, service marks, trade names and copyrights necessary for its business as now conducted by it.

     3.15 Patents. The Disclosure Schedule sets forth all patents and applications for patents owned by the Company or in which it has any rights, licenses or immunities, and all inventions, models, designs and systems covered by such patents and patent applications. The patents and applications for patents listed in the Disclosure Schedule are valid and in full force and effect and are not subject to any Taxes, maintenance fees or actions falling due within thirty (30) days after the Closing Date. Except as set forth in the Disclosure Schedule, there have not been any Proceedings concerning the patents or applications for patents listed in the Disclosure Schedule. Each patent application is awaiting action by its respective patent office except as otherwise indicated in the Disclosure Schedule. The manufacture, use or sale of the inventions, models, designs and systems covered by the patents and applications for patents listed in the Disclosure Schedule do not violate or infringe on any patent or any proprietary or personal right of any person, firm or corporation; and the Company has not infringed nor is it now infringing on any patent or other right belonging to any person, firm or corporation. Except as set forth in the Disclosure Schedule, the Company is not a party to any license, agreement or arrangement, whether as licensee, licensor or otherwise, with respect to any patent, application for patent, invention, design, model, process, trade secret or formula. The Company has the right and authority to use such inventions, trade secrets, processes, models, designs and formula as are necessary to enable it to conduct and to continue to conduct all phases of its business in the manner presently conducted by it, and that use does not, and will not, conflict with, infringe on or violate any patent or rights of others.

     3.16 Trade Secrets. The Disclosure Schedule sets forth a true and complete list, without extensive or revealing descriptions, of the Company's trade secrets, including all secrets, formula, customer lists, processes, know-how, programs, routines and other technical data, together with the specific location of each trade secret's documentation, including its complete description, specifications, charts, procedures, and other material relating to it, is also set forth with it in the Disclosure Schedule. Each trade secret's documentation is current, accurate and sufficient in detail and content to identify and explain it, and to allow its full and proper use without reliance on the special knowledge or memory of others.

     The Company is the sole owner of each of these trade secrets. The Company has taken all reasonable security measures to protect the secrecy, confidentiality, and value of these trade secrets; any of their employees and any other persons who, either alone or in concert with others, developed, invented, discovered, derived, programmed or designed these secrets, or who have knowledge of or access to information relating to them, have been put on notice and, if appropriate, have entered into agreements that these secrets are proprietary to the Company and not to be divulged or misused.

     All of trade secrets listed on the Disclosure Schedule are presently valid and protectible, and are not part of the public knowledge or literature, nor have they been used, divulged or appropriated for the benefit of any past or present employees or other persons, or to the detriment of the Company.

     3.17 Contracts. Except for (i) Contracts which expire within a year from the date hereof and (ii) provide for consideration of less than $5,000 in the aggregate, the Disclosure Schedule sets forth a complete and current list of all Contracts of the Company.

     3.18 Contracts and Permits. Each Contract and Permit is valid and binding upon each party thereto and is in full force and effect according to its terms, and there have been no amendments, modifications or supplements thereto other than such as are specifically described on the Disclosure Schedule. Except as set forth on the Disclosure Schedule, there is no default or claim of default under any Contract or Permit and no event has occurred which, with the passage of time or the giving of notice (or both), would constitute a default by the Company or any other party thereto, under any Contract or Permit, or would permit modification, acceleration or termination of any Contract or Permit, or result in the creation of any lien or encumbrance on any of the Assets. There is no Contract or Permit which has or may affect the Business Condition of the Company. Except as indicated on the Disclosure Schedule, none of the Permits or Contracts will require the consent of or notice to any Person thereto with respect to any of the transactions contemplated herein. None of the Permits requires the payments of any further fees except as listed on the Disclosure Schedule, nor do any facts or circumstances exist presently or will exist at Closing which would indicate that the Company will not be entitled to renew any Permit upon its expiration or would be required to pay an extraordinary fee or change in connection therewith. Except for the Permits listed on the Disclosure Schedule, no other Permit is required for the operation of the businesses of the Company as presently conducted.

     3.19 Title to Assets. The Company has good and marketable title to the Assets. The Assets are free and clear of restrictions on or conditions to transfer or assignment, and free and clear of mortgages, liens, pledges, charges, encumbrances, equities, claims, easements, rights-of-way, covenants, conditions or restrictions, except for those items described on the Disclosure Schedule. All tangible personal property included in the Assets is in good operating condition and repair, ordinary wear and tear excepted. No Stockholder, nor any officer, director or employee of the Company, nor any spouse, child or other relative of any of these Persons, owns, or has any interest, directly or indirectly, in any of the Assets.

     3.20 Customers. A correct and current list of all customers of the Company is set forth on the Disclosure Schedule together with summaries of the sales made to each customer during the most recent fiscal year. Except as indicated on the Disclosure Schedule, the Company has no information and is not aware of any facts, circumstances or conditions, indicating that any of these customers intend to cease doing business with the Company, or materially alter the amount of the business that they are presently doing with the Company.

     3.21 Insurance Policies. A description of all insurance policies held by the Company concerning its business and properties is set forth on the Disclosure Schedule. All these policies are in the respective principal amounts set forth on the Disclosure Schedule. The Company has maintained and now maintains (i) insurance on all its assets and business of a type customarily insured, covering property damage and loss of income by fire or other casualty, and (ii) adequate insurance protection against all liabilities, claims, and risks against which it is customary to insure.

     3.22 Employment Arrangements. A correct and current list of all Contracts with respect to employment and collective bargaining agreements, to which the Company is a party or by which the Company is bound is set forth on the Disclosure Schedule; all these Contracts and are in full force and effect, and neither the Company nor any other party is in default under any of them. There have been no claims of defaults and, there are no facts or conditions which if continued, or on notice, will result in a default under these Contracts.

     3.23 Labor Relations; Employees. The Company has paid of all salaries and wages accrued to the present to or for the benefit of its employees and has complied in all respects with all applicable Laws relating to the employment of labor, including those relating to wages, hours, collective bargaining and the payment and withholding of Taxes, and has withheld and paid to the appropriate governmental authority, or is holding for payment not yet due to such authority, all amounts required by Law or agreement to be withheld from the wages or salaries of such employees. Except as set forth on the Disclosure Schedule, there has been no adverse change in the relationship of the Company with its employees (including any threatened union organization) nor any strike, work stoppage or labor disturbance by any such employees or any other third-party employees performing services, and the Company is not aware of any indication that such a change, strike or labor disturbance is likely.

     3.24 Benefit Plans. Except as set forth on the Disclosure Schedule, (a) there are no Benefit Plans; (b) no Benefit Plan is either an "employee pension benefit plan," as defined in Section 3(2) of ERISA, or a "multiemployer pension plan," as defined in Section 3(37) of ERISA; and (c) each Benefit Plan has been substantially operated and administered in all material respects in accordance with its terms and applicable Law, including but not limited to ERISA and the Code.

     3.25 Litigation.  Except as set forth on the Disclosure Schedule:

          (i) The Company is not engaged in, or to the best of Stockholders', or the Company's knowledge, threatened with any Proceeding.

          (ii) The Company, to the best of its knowledge, has not committed any act or failed to take any action which would give rise to any Proceeding.

          (iii) No investigation of or Claims against of the officers and directors of the Company arising as a result of the status as such officers or directors, is pending, and, to the best of Stockholders' and the Company's knowledge, there is no investigation of or any Claim against any agent of the Company arising as a result of his status as an agent of the Company pending or threatened by any Person.

     3.26 Absence of Sensitive Payments. Neither any Stockholder nor the Company, nor to the best of knowledge of each Stockholder and the Company any of their respective Affiliates, directors, officers, agents, stockholders or employees have:

          (i) made or agreed to make any contributions, payments, or gifts of funds or property through any governmental official, employee or agent where either the payment or purpose of such contribution, payment or gift was or is illegal under the Laws of the United States, or any state thereof, or any other jurisdiction (foreign or domestic);

          (ii) established or maintained any unrecorded fund or asset for any purpose, or made any false or artificial entries on any of its books or records for any reason; or

          (iii) made or agreed to make any contribution or expenditure, or reimbursed any political gift or contribution or any expenditure made by any other Person to candidates for public office, whether federal, state or local (foreign or domestic) where such contributions were or would be in violation of applicable Law.

     3.27 Compliance with Laws. The Company has at all times complied with all applicable Laws.

     3.28 Environmental Laws. The Company has all permits, product registrations, franchises, licenses, easements, certificates, consents, rights, privileges, orders, authorizations, and approvals of, and has made all filings with, all federal, state or foreign governmental, regulatory or public bodies relating to, arising under or required by the Environmental Laws as necessary for the Company to conduct its business in the places it is presently conducted (the "Environmental Permits"). All the Environmental Permits are in full force and effect and no suspension or cancellation of any of them is threatened. Included in the Disclosure Schedule is a schedule completely listing and describing all the Environmental Permits. The Company is operating in compliance with all the Environmental Permits and with all limitations, conditions, standards and requirements contained in the Environmental Laws applicable to it and the business conducted by it. Included in the Disclosure
Schedule is a description of each summons, citation, order, letter, or other written communication received by the Company from any federal, state or foreign governmental, regulatory or public body under any of the Environmental Laws through the date hereof.

     There are no currently existing "Environmental Conditions" (as hereinafter defined) with respect to properties owned, occupied or used by the Company. The Company is not, and has not in the past been in violation of any Environmental Laws. "Environmental Condition" means any pollution, contamination, degradation, damage or injury caused by, related to, arising from, or in connection with the generation, handling, use, treatment, storage, transportation, disposal, discharge, Release or emission of any Hazardous Substance.

     3.29 No Breach or Violation. The consummation of the transactions contemplated in this Agreement will not result in or constitute any of the following: (i) a breach of any term or provision of this Agreement; (ii) a default or an event that, with notice or lapse of time or both, would be a default, breach or violation of the Articles of Incorporation or By-laws of the Company or any Contract or Permit of the Company; (iii) an event that would permit any party to terminate any Contract or to accelerate the maturity of any indebtedness or other obligation of the Company; or (iv) the creation or imposition of any lien, charge or encumbrance on any of the assets of the Company.

     3.30 Authority. The Company and each Stockholder has the right, power, legal capacity and authority to execute, deliver, and perform this Agreement. Such execution, delivery and performance (i) have been duly authorized by all necessary action and (ii) do not and will not require the approval or consent of any Person whose approval or consent has not been obtained, or the filing or declaration with any Person.

     3.31 Valid and Binding Obligations. This Agreement and each of the documents and instruments to be executed by the Company or any Stockholder pursuant to this Agreement when so delivered will constitute the legal, valid and binding obligations of such party enforceable against such party in accordance with this Agreement's and each such document's and instrument's respective terms.

     3.32 Affiliate Transactions. Except as set forth on the Disclosure Schedule, no Stockholder, or any officer, director or employee of the Company, nor any spouse or child of any of them, has any direct or indirect interest in any competitor, supplier or customer of the Company or in any person from whom or to whom the Company leases any real or personal property, or in any other person with whom the Company is doing business.

     3.33 Books and Records. Boots & Coots has been furnished for its examination correct and complete (i) copies of the Articles of Incorporation and By-laws of the Company; (ii) the minute books of the Company containing all records required to be set forth of all proceedings, consents, actions and meetings of the shareholders and boards of directors of the Company; (iii) the stock transfer books of the Company setting forth all transfers of any capital stock; and (iv) all other documentation with respect to corporate proceedings and policies of the Company. The Books and Records of the Company accurately reflect in all material respects the business, financial condition and results of operations of the Company and have been maintained in all material respects in accordance with good business and bookkeeping practices.

     3.34 Personnel. A complete and correct list of the names and addresses of all officers, directors, employees, agents and manufacturer's representatives of the Company, stating the rates of compensation payable to each is set forth on the Disclosure Schedule.

     3.35 Banking. A complete and correct list of names and addresses of all banks or other financial institutions in which the Company has an account, deposit or safe-deposit box, with the names of all persons authorized to draw on these accounts or deposits or to these boxes is set forth on the Disclosure Schedule.

     3.36 Brokers. All negotiations relating to this Agreement and the transactions contemplated herein have been carried out without the intervention of any person acting on behalf of the Company or any Stockholder in such manner as to give rise to any valid claim for any commission, or other fee, against Boots & Coots, Newco, Stockholders or the Company or their Affiliates.

     3.37 Full Disclosure. None of the representations and warranties made by the Company or any Stockholder, or made in any certificate, document, instrument or other writing furnished or to be furnished by any Stockholder or the Company or on their behalves, contain or will contain any untrue statement of material fact, or omit any material fact the omission of which would be misleading. Any item disclosed by the Company or Stockholders in this Agreement or the Disclosure Schedule shall be deemed to be disclosed only in connection with the specific representation to which it is specifically referred. Except as disclosed in this Agreement or in the Disclosure Schedule there is no fact, circumstance or condition which does or could reasonably be expected to adversely affect the Business Condition of the Company.

     3.38 Compliance with Law. Each Stockholder acknowledges that the Boots & Coots Stock to be delivered to such Stockholder pursuant to this Agreement has not been and will not be registered under the 1933 Act and therefore may not be resold without compliance with the 1933 Act. The Boots & Coots Stock to be acquired by each Stockholder pursuant to this Agreement is being acquired solely for his own account, for investment purposes only, and with no present intention of distributing, selling or otherwise disposing of it in connection with a distribution. Each Stockholder covenants, warrants and represents that none of the shares of Boots & Coots Stock issued to Stockholder will be offered, sold, assigned, pledged, hypothecated, transferred or otherwise disposed of except after full compliance with all of the applicable provisions of the 1933 Act and the rules and regulations of the SEC. All the Boots & Coots Stock shall bear the following legend:

     THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES LAWS OF ANY STATE. SUCH SHARES MAY NOT BE SOLD OR TRANSFERRED EXCEPT UPON SUCH REGISTRATION OR UPON DELIVERY

     TO THE CORPORATION OF AN OPINION OF COUNSEL SATISFACTORY TO THE CORPORATION THAT REGISTRATION IS NOT REQUIRED FOR SUCH SALE OR TRANSFER.

     3.39 Economic Risk; Sophistication. Each Stockholder represents he is able to bear the economic risk of an investment in the Boots & Coots Stock to be acquired pursuant to this Agreement and can afford to sustain a total loss of such investment and has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of the proposed investment in the Boots & Coots Stock. Such Stockholder has had an adequate opportunity to ask questions and receive answers from the officers of Boots & Coots concerning any and all matters relating to the transactions described herein including, without limitation, the background and experience of the current and proposed officers and directors of Boots & Coots, the plans for the operations of the business of Boots & Coots, and any plans for additional acquisitions and the like. Such Stockholder has asked any and all questions in the nature described in the preceding sentence and all questions have been answered to his satisfaction.

     3.40 Truth of Representations and Warranties. All of the representations and warranties of the Company and Stockholders contained in this Agreement or in any certificate, document, instrument or other writing furnished or to be furnished by the Company or Stockholders shall be true as of the date of this Agreement and shall be deemed to have been made again at and as of the Closing Date, and shall then be true and correct in all respects.

                                   SECTION 4

           REPRESENTATIONS AND WARRANTIES OF BOOTS & COOTS AND NEWCO

          Boots & Coots and Newco hereby represent and warrant (jointly and severally) to Company and Stockholders as follows:

     4.1 Organization. Boots & Coots is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware, has all necessary power to own its assets and to carry on its business as presently conducted, and is or will be, upon appropriate filings, duly qualified to do intrastate business and in good standing in each jurisdiction where the nature of its business or of its properties makes such qualification necessary.

     4.2 Capital Stock of Boots & Coots. The authorized capital stock of Boots & Coots is 50,000,000 shares of Common Stock, of which 29,998,662 shares are issued and outstanding as of the date hereof and 5,000,000 shares of preferred stock, par value $.00001 per share, of which no shares are issued and outstanding as of the date hereof. All shares of Boots & Coots Stock are validly issued, fully paid and nonassessable.

     4.3 Boots & Coots Stock. At the time of issuance thereof, the Boots & Coots Stock to be delivered pursuant to this Agreement will constitute valid and legally issued shares of Common Stock of Boots & Coots, fully paid and nonassessable.

     4.4 No Breach or Violation. The consummation of the transactions contemplated in this Agreement will not result in or constitute any of the following: (i) a breach of any term or provision of this Agreement; (ii) a default or an event that, with notice or lapse of time or both, would be a default, breach or violation of the Certificate of Incorporation or By-laws of Boots & Coots, the Articles of Incorporation or By-laws of Newco or any agreement, license or permit to which Boots & Coots or Newco is a party or by which it is bound; (iii) an event that would permit any party to terminate any agreement or accelerate the maturity of any indebtedness or other obligation of Boots & Coots or Newco.

     4.5 Authority. Each of Boots & Coots and Newco have the right, power, legal capacity and authority, to execute, deliver and perform this Agreement and other instruments and documents required or contemplated to be executed, delivered and performed by each of them under this Agreement. Such execution, delivery and performance (i) have been duly authorized by all necessary action, and (ii) do not and will not require the approval or consent of any Person whose approval or consent has not been obtained or any filing or declaration with any Person.

     4.6 Valid and Binding Obligation. This Agreement and each of the documents and instruments to be executed by each of Boots & Coots and Newco pursuant to this Agreement when so delivered will constitute the legal, valid and binding obligation of each such party enforceable in accordance with this Agreement's, and each such document's and instrument's respective terms.

     4.7 Brokers. All negotiations relating to this Agreement and the transactions contemplated herein have been carried out without the intervention of any person acting on behalf of Boots & Coots or Newco in such manner as to give rise to any valid claim for any commission, or other fee, against Boots & Coots, Newco, Stockholders, the Company or their Affiliates.

     4.8 Full Disclosure. None of the representations and warranties made by Boots & Coots or Newco, or made in any certificate, document, instrument or other writing furnished or to be furnished by Boots & Coots or Newco, or on their behalf, contain or will contain any untrue statement of material fact, or omit any material fact, the omission of which would be misleading. Any item disclosed by Boots & Coots or Newco in this Agreement shall be deemed to be disclosed only in connection with the specific representation to which it is specifically referenced.

     4.9 Books and Records. The Company and Stockholders have been furnished with correct and complete copies of the Articles of Incorporation and By-laws of Boots & Coots and Newco for their examination.

     4.10 Publicly Traded. Boots & Coots is, or at the time of Closing will be, a public company having filed with the SEC all reports required under Section 13 or Section 15(d) of the 1934 Act, and having registered with the SEC its common stock under either Section 12(b) or Section 12(g) of the 1934 Act, such registration being currently effective for such previously issued equity securities, and such stock being qualified and otherwise listed and approved for trading on the American Stock Exchange.

     4.11 Absence of Liabilities. Except as has been disclosed publicly in a press release, Boots & Coots has no material debt, liability or obligation of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due, that is not reflected on or reserved against on the consolidated balance sheet of Boots & Coots set forth on Form 10-KSB for the fiscal year ended June 30, 1997, as amended, or on the unaudited consolidated balance sheet of Boots & Coots set forth on Form 10-QSB for the fiscal quarter ended September 30, 1997, except for those that may have been incurred after the date thereof, which were incurred in the ordinary course of business. Except as contemplated herein, Newco has no debts, liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due.

     4.12 Litigation. Neither Boots & Coots nor Newco is engaged in, or to the best of their knowledge, threatened with any Proceeding, including, without limitation, any action of the SEC or any state securities commission. Neither Boots & Coots nor Newco, to the best of their knowledge, has committed any act or failed to take any action which would give rise to any Proceeding, including, without limitation, any action of the SEC or any state securities commission.

     4.13 Truth of Representations and Warranties. All of the representations and warranties of the Boots & Coots and Newco contained in this Agreement or made in certificate, document, instrument or other writing shall be true as of the date of this Agreement and shall be deemed to have been made again at and as of the Closing Date, and shall then be true and correct in all respects.

                                   SECTION 5

                   COVENANTS OF THE COMPANY AND STOCKHOLDERS
                   -----------------------------------------

     5.1 New Transactions; Consent. The Company agrees, and Stockholders agree to cause the Company, to carry on its business and activities diligently and in substantially the same manner as they had previously been carried out, and shall not make agreements to any unusual or novel methods of manufacture, purchase, sale, lease, management, accounting or operation that will vary materially from those methods used by the Company as of the date of the Base Balance Sheet. Except as set forth on the Disclosure Schedule, the Company will not engage in, agree to, or suffer any transaction or condition described in Section 3.6 and Stockholders will not permit any of such events without Boots & Coots' prior written consent.

     5.2 Compliance with and Performance of Agreement and Laws. Stockholders shall and shall cause the Company to:

          (i) perform all acts to be performed by it as contemplated in this Agreement and that may be necessary to be performed by it to keep this Agreement and the transactions contemplated in this Agreement from (i) violating any Law, or (ii) resulting in the creation of any lien, charge or encumbrance upon any of the Assets;

          (ii) refrain from taking any action that would in any way prevent or invalidate the consummation of the transactions contemplated in this Agreement, or that would cause or permit this Agreement and the consummation of the transactions contemplated in this Agreement to (i) violate any Law, or (ii) result in the creation of any lien, charge or encumbrance upon any of the Assets; and

          (iii) use its best efforts to satisfy all conditions precedent to the Closing and to obtain all consents contemplated herein.

     5.3 Maintenance of Assets. The Company shall, and Stockholders shall cause the Company to, make all repairs and replacements to the Assets, necessary to preserve them in good condition, ordinary wear and tear excepted.

     5.4 Business Relationships. The Company shall, and Stockholders shall cause the Company to, employ its best efforts to preserve intact the existing relationships of the Company with suppliers, customers, distributors, employees and others having business relationships with the Company.

     5.5 Performance of Obligations. The Company or Stockholders shall give written notice to Boots & Coots promptly after Stockholders, the Company or their respective Affiliates obtains knowledge of the occurrence, or promptly after the receipt by Stockholders, the Company or their respective Affiliates of any notice or claiming or alleging the occurrence, of:

          (i) any breach or default, or event which with notice, the passage of time or both might constitute a breach or default, with respect to any Contracts or Permits of the Company; or

          (ii) any damage or loss reasonably estimated to exceed $25,000 with respect to the Assets;

          (iii) any event or omission which would result in (i) any of the representations and warranties contained in Section 3 of this Agreement being or becoming inaccurate or misleading or (ii) the creation of any lien (other than inchoate statutory liens with respect to obligations that are not past due) or encumbrance on any of the Assets or the Shares; or

          (iv) any breach by Stockholders or the Company of this Agreement.

     5.6 Insurance; Loss. Stockholders shall cause the Company to maintain insurance with reputable insurance companies, to the extent and in the manner maintained as of the date hereof on the Assets, and Stockholders shall bear the risk of any uninsured loss or damage with respect to any Assets arising from any event occurring on or prior to the Closing Date. In the event of any loss or damage in excess of $25,000 whether or not insured, on or prior to the Closing Date to any of the Assets, Boots & Coots at its option, may terminate this Agreement by giving written notice to the Company and Stockholders on or before the Closing Date.

     5.7 Examination of Books and Records, etc. The Company shall, and Stockholders shall cause the Company to, permit Buyer and its authorized representatives at all reasonable times to inspect the Assets, and to examine and make extracts from and copies of all books, documents (including without limitation all existing surveys, contracts, title documents, abstracts and opinions, lien filings and searches, papers filed in any judicial or administrative proceeding or with any public authority, demands, notices, correspondence and memoranda), records, financial information and operations data, relating to the Company.

     5.8 Further Assurances. Stockholders shall execute, acknowledge and deliver, at or at any time after the Closing, at no expense to Boots & Coots, all such assignments, transfers, consents, instruments and other documents as Boots & Coots may reasonably request to vest in Boots & Coots, and to protect and assure Boots & Coots' right, title and interest in, and enjoyment of, the Company Shares.

     5.9 Other Matters. Stockholders shall cooperate at their expense with Boots & Coots, both before and after the Closing, to the extent Buyer may reasonably request, in the defense of any Proceeding seeking to restrain, prohibit or invalidate the transactions contemplated in this Agreement.

     5.10 San Benito Obligations. Stockholders shall each use their best efforts to obtain (i) the consent, in form and substance reasonably acceptable to Boots & Coots, of San Benito Bank to the transactions contemplated by this Agreement; and (ii) the agreement, in form and substance reasonably acceptable to Boots & Coots, to extend the maturity date for the San Benito Obligations to a date which is not less than six (6) months from the Closing Date. As an incentive to San Benito Bank to grant such consent and enter into such agreement, Stockholders may offer to San Benito Bank the corporate guaranty of Boots & Coots and Boots & Coots will execute and deliver to San Benito Bank such corporate guaranty, if so required.

                                   SECTION 6

                      COVENANTS OF BOOTS & COOTS AND NEWCO
                      ------------------------------------

     6.1 Compliance with and Performance of Agreement and Laws. Boots & Coots and Newco shall:

          (i) perform all acts to be performed by them as contemplated in this Agreement and that may be necessary to be performed by them to keep this Agreement and the transactions contemplated in this Agreement from violating any Law;

          (ii) refrain from any action that would in any way prevent or invalidate the consummation of the transactions contemplated in this Agreement, or would cause this Agreement and the consummation of the transactions contemplated in this Agreement to violate any Law; and

          (iii) use their best efforts to satisfy all conditions precedent to the Closing.

     6.2 Notice of Default. Boots & Coots shall give written notice to Company promptly after Boots & Coots and Newco or any of their Affiliates obtains knowledge of the occurrence, or promptly after the receipt by Boots & Coots or Newco or any of their Affiliates of any notice claiming or alleging the occurrence of:

          (i) any event or omission which would result in any of Boots & Coots' and Newco's representations and warranties contained in Section 4 of this Agreement being or becoming inaccurate or misleading; or

          (ii) any breach by Boots & Coots or Newco of this Agreement.

     6.3 Other Matters. Boots & Coots and Newco shall cooperate at their expense with Stockholders and Company, both before and after the Closing, to the extent Stockholder may reasonably request, in the defense of any Proceeding seeking to restrain, prohibit or invalidate the transactions contemplated in this Agreement.

     6.4 Retirement and/or Assumption of Company Debts and Obligations. Within ninety (90) days after the Closing Date, Boots & Coots shall retire all the shareholder debt listed on Annex IV hereto, and shall retire, or assume all the obligations of the Stockholders and/or Ambiotec and secure their personal release with respect to, the long-term indebtedness of the Company and the other obligations specifically listed on Annex IV hereto. Within ninety (90) days after the Closing Date, Boots & Coots also shall assume all the obligations of the Stockholders and/or Ambiotec and secure their personal release with respect to the motor vehicle lease obligations listed on Annex IV hereto.

     6.5  Registration Rights.

          (i) Whenever, at any time (a) after the Closing Date and (b) prior to the earlier of (x) the time a Stockholder becomes eligible to sell all such Stockholders' Registrable Shares (as defined below) without any restrictions under Rule 144 or (y) the seventh anniversary of the Effective Time, Boots & Coots files a registration statement (other than a registration statement relating solely to stock option or employee benefit plans or relating to a transaction covered by Rule 145 under the 1933 Act) it will, at least 20 days prior to such filing, give written notice to each Stockholder of its intention to do so, describing such securities and specifying the form and manner and the other relevant facts involved in such proposed registration and, upon the written request of a Stockholder given within 15 days after receipt of such notice (which request shall state the intended method of disposition of the Boots & Coots Stock), Boots & Coots shall (subject to this Section) use its reasonable best efforts to cause all Registrable Shares (as defined below) which Boots & Coots has been requested by a Stockholder to register to be registered under the 1933 Act to the extent necessary to permit the sale or other disposition thereof in accordance with such filing of a registration statement and the intended methods of distribution specified in the request of the Stockholder; provided, however, that Boots & Coots shall have the right to postpone or withdraw any registration effected pursuant to this Section without obligation to any Stockholders. For the purposes hereof, Registrable Shares shall mean the shares of Boots & Coots Stock received by a Stockholder in connection with the merger transaction contemplated in this Agreement (excluding any such shares while they are held by the Escrow Agent pursuant to the Escrow Agreement) and any shares of Boots & Coots Stock issued as a dividend or other distribution with respect to, or in exchange for or in replacement of such shares.

          (ii) If the proposed registration of Registrable Shares which Boots & Coots has been requested by the Stockholder to include in a registration is to be distributed by or through an underwriter or underwriters, who shall be chosen in the sole discretion of Boots & Coots, the Stockholder must agree (i) to sell such Registrable Shares on the same basis as provided in the underwriting arrangement approved by Boots & Coots and (ii) to complete and execute, in a timely manner, all reasonable and customary questionnaires, powers of attorney, indemnities, hold-back or lockup agreements, underwriting agreements and other documents required by Boots & Coots, under the terms of such arrangement or by the SEC.

          (iii) If, in the opinion of the managing underwriter for any such underwritten offering, the registration of all, or part of, the Registrable Shares which any Stockholder has requested be included in such public offering would have an adverse effect on the success of the offering, then Boots & Coots shall be required to include in the underwriting only that number of Registrable Shares, if any, which the managing underwriter reasonably believes may be sold without causing such adverse effect. If the number of shares to be included in the underwriting in accordance with the foregoing is less than the number of shares which the Stockholder and all other persons entitled to participate in the registration have requested be included (whether pursuant to the exercise of registration rights or otherwise) Boots & Coots and any stockholder exercising demand registration rights shall be entitled to include all shares which it had intended to register, after which the Stockholder shall participate in the underwriting pro rata with the holders of all other shares entitled to participate in the underwriting pursuant to registration rights or otherwise, based upon their respective total ownership of shares of Common Stock, and if any holder or the Stockholder would thus be entitled to include more shares than such holder or the Stockholder requested to be registered, the excess shall be allocated among other requesting holders and the Stockholder pro rata based upon their respective total ownership of shares of Boots & Coots Stock. If requested by any underwriter or underwriters, the Stockholder shall agree to sell its Registrable Shares which are subject to the registration to or through such underwriter or underwriters at the same price to be paid to Boots & Coots and any other selling stockholders;

          (iv) Whenever any Registrable Shares are to be registered pursuant to this Agreement, Boots & Coots will use its reasonable best efforts to effect the registration as quickly as practicable and will involve Stockholder's counsel in the preparation of the Registration Statement (provided that the fees of Stockholder's counsel shall be borne by the Stockholder), and in connection with such registration Boots & Coots will as expeditiously as practicable:

          (a) prepare and file with the SEC such amendments and post-effective amendments to the registration statement as may be necessary to keep the registration statement effective for a period equal to the lesser of (x) 180 days, (y) the number of days remaining until the participating Stockholders shall be eligible to sell all such Registrable Shares without any restrictions under Rule 144, or (z) when all Registrable Shares covered by such registration statement have been sold or withdrawn at the request of participating Stockholders; cause the prospectus to be supplemented by any required prospectus supplement, and as so supplemented to be filed pursuant to Rule 424 under the Securities Act; and comply with the provisions of the 1933 Act applicable to it with respect to the disposition of all securities covered by such registration statement during the applicable period in accordance with the intended methods of disposition set forth in such registration statement or supplement to the prospectus;

          (b) furnish to each participating Stockholder such number of copies of the registration statement and amendments thereto and such number of copies of the prospectus (including each preliminary prospectus) and any amendments or supplements thereto, and any documents incorporated by reference therein, as such participating Stockholder or the underwriters, if any, may request in order to facilitate the disposition of the Registrable Shares being sold by participating Stockholder;

          (c) notify a participating Stockholder and such Stockholder's counsel at any time when Boots & Coots becomes aware of the occurrence of any event as a result of which the prospectus included in such registration statement (as then in effect) contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein in light of the circumstances of which they were made not misleading and, as promptly as practicable thereafter, if required by applicable law, prepare and file with the SEC and furnish a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of such Registrable Shares, such prospectus will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;

          (d) on or prior to the date on which the registration statement is declared effective, use its reasonable best efforts to register or qualify the Registrable Shares covered by the registration statement for offer and sale under the securities or Blue Sky laws of each state and other jurisdiction of the United States as the participating Stockholder or the underwriter, if any, may reasonably request in writing, and to do any and all other acts or things necessary or advisable to enable the disposition in all such jurisdictions of the Registrable Shares covered by the applicable registration statement; provided, that Boots & Coots will not be required to qualify generally to do business in any jurisdiction where it is not then so qualified or to take any action which would subject it to general service of process in any such jurisdiction where it is not then so subject;

          (e) each participating Stockholder agrees that, upon receipt of any notice from Boots & Coots of the occurrence of any event of the kind described in subsection (c) hereof, it will forthwith discontinue disposition of Registrable Shares until it has received copies of the supplemented or amended prospectus contemplated herein;

          (f) it shall be a condition precedent to the obligation of Boots & Coots to file a registration statement, which includes or will include Registrable Shares, that the participating Stockholder shall furnish promptly to Boots & Coots instruments in writing duly executed containing all such information as Boots & Coots shall reasonably request for use in connection with the preparation of the registration statement or the prospectus or preliminary prospectus included therein, as well as all undertakings which the SEC may request or Boots & Coots or any underwriter may reasonably request under the 1934 Act.

          (v) With regard to the registration of Registrable Shares pursuant to the terms of this Agreement, except as otherwise provided for below, Boots & Coots shall bear all usual and customary costs and expenses incidental to the preparation of the registration statement, including all registration, filing and qualification fees and expenses of counsel to Boots & Coots, all fees and expenses of Boots & Coots' independent auditors, all fees and expenses of underwriters and all printing costs and all fees and expenses incidental to complying with the state securities or Blue Sky laws with regard to the Registrable Shares, provided, however, that the Stockholder shall bear all fees and expenses of any underwriters that are customarily paid by selling stockholders, such as underwriter discounts and commissions attributable to the Registrable Shares offered by the Stockholder, and all fees and expenses of any counsel or experts retained by the Stockholder plus all out-of-pocket expenses of Stockholder or any agent who manages Stockholder's account, in connection with the requested registration.

          (vi) For the purposes of this Section 6.5, Boots & Coots will indemnify and hold harmless the Stockholder (the "Indemnified Person") against any and all losses, claims, damages, costs, penalties, expenses (including reasonable attorney's fees and expenses and costs of investigation or litigation) or liabilities, joint or several, to which the Indemnified Person may become subject under the 1933 Act, the 1934 Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of, are based upon or are caused by:

          (a) any untrue statement or alleged untrue statement of any material fact contained in a registration statement, any preliminary prospectus or final prospectus contained in the registration statement, or any amendment or supplement to such registration statement, or arise out of or are based upon the omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under which they were made; provided, however, that Boots & Coots shall not be liable in any such case to: (a) the Indemnified Person to the extent that any such loss, claim, damage or liability arises out of or is based upon any untrue statement or omission made in such registration statement, preliminary prospectus or prospectus, or any such amendment or supplement, in reliance upon and in conformity with information furnished in writing to Boots & Coots by or on behalf of the Indemnified Person for inclusion in the registration statement, prospectus, amendment or supplement or (b) the Indemnified Person from whom the person asserting any such loss, claim, damage or liability purchased the Registrable Shares if the Indemnified Person failed, if required by the 1933 Act, to send or give a copy of the final prospectus to the person asserting such loss, claim, damage or liability; or

          (b) any violation or alleged violation by Boots & Coots of the 1933 Act.

          Such indemnification shall remain in full force and effect regardless of any investigation made by any party and shall survive the transfer of the Boots & Coots Stock by the Indemnified Person.

          (vii) For the purposes of this Section 6.5, the Stockholder will, to the extent permitted by law, indemnify and hold harmless Boots & Coots, each of its directors and officers, each underwriter, each officer and director of each underwriter, and each person, if any, who controls Boots & Coots (within the meaning of Section 15 of the 1933 Act) against any and all losses, claims, damages or liabilities, joint or several, to which Boots & Coots, such directors and officers, underwriter, officers or directors of underwriter, or controlling person may become subject under the 1933 Act, 1934 Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of, are based upon or are caused by any untrue statement or alleged untrue statement of a material fact contained in a registration statement, any preliminary prospectus or final prospectus contained in the registration statement, or any amendment or supplement to the registration statement, or any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under which they were under, if the statement or omission was made in reliance upon and in conformity with information furnished in writing to Boots & Coots by or on behalf of, the Stockholder for use in connection with the preparation of such registration statement, prospectus, amendment or supplement.

     6.6 Transfer and Other Taxes. Boots & Coots shall pay any and all transfer, excise, documentation, stamp Tax or other applicable transfer Tax on the transactions contemplated herein.

                                   SECTION 7

         CONDITIONS PRECEDENT TO BOOTS & COOTS' AND NEWCO'S PERFORMANCE
         --------------------------------------------------------------

     7.1 Conditions. The obligation of Boots & Coots and Newco to perform under this Agreement are subject to the satisfaction, at or before the Closing Date, of all the conditions set out below in this Section 7. Boots & Coots and Newco may waive any or all of these conditions in whole or in part without prior notice; provided, however, that no such waiver of a condition shall constitute a waiver by Boots & Coots or Newco of any of their other rights or remedies, at Law or in equity, if Stockholders or Company shall be in default of any of their representations, warranties or covenants under this Agreement.

     7.2 Accuracy of Representations. All representations and warranties made by Stockholders, the Company and any Affiliate of them in this Agreement or in any certificate, document, instrument or other writing that shall be delivered to Boots & Coots or Newco by or on behalf of Stockholders or the Company under this Agreement shall be true and correct on and as of the Closing Date as though made on and as of the Closing Date.

     7.3 Performance. Stockholders and the Company shall have performed, satisfied and complied with all covenants, agreements, and conditions required by this Agreement to be performed, satisfied or complied with by them on or before the Closing Date.

     7.4 No Material Changes. During the period from the date of the Base Balance Sheet to the Closing Date, there shall not have been any material adverse change in the Business Condition or the results of operations of the Company, and the Company shall not have sustained any material loss or damage to its Assets, whether or not insured.

     7.5 Closing Certificate. Boots & Coots and Newco shall have received on the Closing Date a certificate or certificates, in form and substance reasonably satisfactory to Buyer and its counsel, from appropriate officers of the Company, certifying the matters set forth in Section 7.2, 7.3 and 7.4 of this Agreement, and certifying that (i) attached to such certificate or certificates are true and correct copies of the Articles of Incorporation and By-laws of the Company, and (ii) the incumbency of each officer executing this Agreement and all documents and instruments executed in connection herewith.

     7.6 Opinion of Counsel. Boots & Coots and Newco shall have received the written opinion of Bisk & Lutz, L.L.P., counsel for Stockholders and the Company dated the Closing Date in a form and substance reasonably satisfactory to Boots & Coots and Newco and their counsel.

     7.7 Absence of Litigation. No Proceeding pertaining to the transactions contemplated in this Agreement or to their consummation, shall have been instituted or threatened on or before the Closing Date.

     7.8 Approval. The execution and delivery of this Agreement by Stockholders and the Company, and the performance of their covenants and obligations under it, shall have been duly authorized by all necessary action, and Boots & Coots and Newco shall have received copies of all resolutions of the Company pertaining to that authorization certified by the secretary of the Company.

     7.9 Consents. All necessary agreements, consents and approvals of any Persons to the consummation by Stockholders and the Company of the transactions contemplated in this Agreement or otherwise pertaining to the matters covered by it shall have been received by Boots & Coots and Newco and shall be in a form and substance satisfactory to Boots & Coots and Newco and their counsel.

     7.10 Approval of Documents. The form and substance of all certificates, instruments, opinions and other documents delivered to Boots & Coots and Newco under this Agreement shall be satisfactory in all reasonable respects to Boots and Coots and their counsel.

     7.11 Governmental Approvals. All required governmental filings shall have been made, and all requisite governmental approvals for the consummation of the transactions contemplated in this Agreement shall have been received on terms satisfactory to Boots & Coots and Newco.

     7.12 Employment Agreements. Lee Thompson and Timothy O'Brien shall have entered into employment agreements in form and substance reasonably satisfactory to Boots & Coots and Newco and their counsel.

     7.13 Ambiotec Alliance. Ambiotec shall have entered into an alliance agreement with the Company reflecting their previous working relationship (the "Alliance Agreement").

     7.14 Resignations. Each of Carlos M. Marin and David A. Hanawa shall have resigned from their respective offices with the Company.

                                   SECTION 8

        CONDITIONS PRECEDENT TO STOCKHOLDERS' AND COMPANY'S PERFORMANCE
        ---------------------------------------------------------------

     8.1 Conditions. The obligations of Stockholders and the Company to perform under this Agreement are subject to the satisfaction, at or before the Closing Date, of all the following conditions of this Section 8. Stockholder and the Company may waive any or all of these conditions in whole or in part without prior notice; provided, however, that no such waiver of a conditions shall constitute a waiver by Stockholder or the Company of any of their other rights or remedies, at Law or in equity, if Boots & Coots and Newco shall be in default of any of its representations, warranties or covenants under this Agreement.

     8.2 Accuracy of Representations. All representations and warranties by Boots & Coots and Newco or any Affiliate of them in this Agreement or in any certificate, document, instrument or other writing that shall be delivered to Stockholders or the Company by or on behalf of Boots & Coots and Newco under this Agreement shall be true on and as of the Closing Date as though such representations and warranties were made on and as of the Closing Date.

     8.3 Performance. Boots & Coots and Newco shall have performed, satisfied and complied with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by them, on or before the Closing Date.

     8.4 Closing Certificate. Stockholders and the Company shall have received on the Closing Date a certificate or certificates, in form and substance reasonably satisfactory to Stockholders and the Company and their counsel, from appropriate officers of Boots & Coots and Newco, certifying the matters set forth in 8.2 and 8.3 of this Agreement, and certifying that (i) attached to such certificate or certificates are the true and correct copies of the Certificate or Articles of Incorporation and By-laws of Boots & Coots and Newco, respectively, and (ii) the incumbency of each officer executing this Agreement and all documents and instruments executed in connection herewith.

     8.5 Legal Opinion. Stockholders and the Company shall have received the written opinion of Brown, Parker & Leahy, L.L.P., counsel for Boots & Coots and Newco dated the Closing Date in a form and substance reasonably satisfactory to Stockholders and the Company and their counsel.

     8.6 Absence of Litigation. No Proceeding pertaining to the transactions contemplated in this Agreement or the consummation shall have been instituted or threatened on or before to Closing Date.

     8.7 Approval. The execution and delivery of this Agreement by Boots & Coots and Newco, and the performance of their obligations and covenants under it, shall have been duly authorized by all necessary action, and Stockholders and the Company shall have received copies of all resolutions pertaining to that authorization with respect to Boots & Coots and Newco certified by the Secretary of each of them.

     8.8 Consents. All necessary agreements, consents and approvals of any Persons to the consummation by Boots & Coots and Newco of the transactions contemplated in this Agreement, or otherwise pertaining to the matters covered by it shall have been received by Stockholders and the Company, and shall be in a form and substance satisfactory to Stockholders and the Company and their counsel.

     8.9 Governmental Approvals. All required governmental filings shall have been made and all requisite governmental approvals for the consummation of the transactions contemplated in this Agreement shall have been received on terms satisfactory to Stockholders and the Company.

     8.10 Approval of Documents. The form and substance of all certificates, instruments, opinions and other documents delivered to Stockholders and the Company under this Agreement shall be satisfactory in all reasonable respects to Stockholders and the Company and their counsel.

                                   SECTION 9

                                  THE CLOSING

     9.1 Time and Place. The Closing shall take place at the offices of Brown, Parker & Leahy, L.L.P. at 10:00 a.m., on February 20, 1998, or at such other time and place as the Parties may agree to in writing (the "Closing Date").

     9.2 Seller's Obligations. At the Closing, Stockholders and the Company shall deliver to Boots & Coots and Newco and their counsel, against delivery of the items specified in Section 9.3:

          (i) The certificates representing the Company Stock registered in the name of each Stockholder (as reflected on Annex III), duly endorsed or delivered by the Stockholder in whose name such certificate is issued in the manner set forth in Section 2.6.

          (ii) The Books and Records of the Company.

          (iii) The certificate required by Section 7.5.

          (iv) The opinion of counsel as required in Section 7.6.

          (v) Certified resolutions required by Section 7.8.

          (vi) Agreements, consents and approvals required by Section 7.9.

          (vii) Copies of all governmental filings and approvals as required by Section 7.11.

          (viii) Executed Employment Agreements as specified in Section 7.12.

          (ix) Articles of Merger duly executed by the Company.

          (x) The resignations required by Section 7.14.

     9.3 Boots & Coots' and Newco's Obligations. At the Closing, Boots & Coots and Newco shall deliver to Stockholders and the Company, or the Escrow Agent, with respect to item (iii), the following instruments and documents against delivery of the items specified in Section 9.2:

          (i) Wire transfer to the account of each Stockholder in the amount of the cash portion of the Merger Consideration to be paid to each Stockholder as set forth in Annex III.

          (ii) An irrevocable letter of instruction to the transfer agent for Boots & Coots requesting the delivery of certificates representing the number of shares of Boots & Coots Stock to be delivered to each Stockholder at Closing, as set forth on Annex III.

          (iii) An irrevocable letter of instruction to the transfer agent for Boots & Coots requesting the delivery of certificates representing the number of shares of Boots & Coots Stock to be delivered to the Escrow Agent at Closing, as set forth on Annex III.

          (iv) An opinion of Buyer's counsel, dated the Closing Date, as provided for in Section 8.5.

          (v) Certified resolutions required by Section 8.7.

          (vi) The certificate provided for in Section 8.4.

          (vii) Agreement, consents and approvals required by Section 8.8.

          (viii) Copies of all governmental filings and approvals as required by Section 8.9.

           (ix) Executed Employment Agreements as specified in Section 7.12.

           (x) Articles of Merger duly executed by Newco.


                                   SECTION 10

                      POST CLOSING RIGHTS AND OBLIGATIONS
                      -----------------------------------

          10.1 Survival of Representations and Warranties. All representations and warranties of Stockholders and the Company and Boots & Coots and Newco contained in this Agreement, or contained in any certificate, document, instrument or other writing delivered by any of them, or on any of their behalf shall survive the Closing for a period of eighteen (18) months, except that any such representations or warranties of the Company and Stockholders made with respect to Tax or environmental matters shall survive the Closing for a period of four (4) years.

          10.2 Accounts Receivable. Stockholders guarantee to Boots & Coots and the Surviving Corporation that the unpaid balance of all accounts receivable of the Company on hand at the Closing Date will be paid during a collection period of two hundred forty (240) days immediately following the Closing.
Within thirty (30) days after delivery to Stockholders of a schedule of all accounts receivable unpaid at the end of this collection period, Stockholders will pay to the Surviving Corporation the full face amount of such unpaid receivables, in cash. After payment by Stockholders for any uncollected recoverables, the Surviving Corporation will assign such uncollected receivables to Stockholders without recourse. If more than one invoice is outstanding for any customer, payments received after the Closing Date shall be applied to the most recent invoice outstanding, unless the payment by its terms specifies or clearly indicates the invoice to which it relates.

          10.3 Efforts to Collect. Boots & Coots shall cause the Surviving Corporation to exercise reasonable efforts to collect all such unpaid accounts receivable before the end of the collection period set forth in Section 10.2; provided, however, neither Boots & Coots, nor the Surviving Corporation shall be required to initiate legal proceedings for this purpose.

     10.4  Tax Indemnification.

          (i) Subject to provisions of this Section 10.4, Stockholders agree to pay, and to indemnify Boots & Coots and the Surviving Corporation in respect of and hold each of them harmless against, any and all Claims for or in respect of Taxes, including but not limited to federal income or state sales and use Taxes, actually incurred by, imposed upon, or assessed against, Boots & Coots or the Surviving Corporation as a result of or relating to:

                (a) the business, operations or affairs of the Company for any period ending on or before December 31, 1997;

                (b) any Taxes relating to the consummation of the transactions contemplated herein; and

                (c) any reduction, elimination or other unavailability for any Tax period of any Tax benefit set forth in the Financial Statements.

          (ii) Boots & Coots and Stockholders agree that any reduction, elimination or other unavailability of any Tax benefits specified in clause
(i)(c) above, will be deemed to result in an indemnifiable Claim hereunder for each Tax period affected by such reduction, elimination or other unavailability, and that such Claim for each such Tax period will be equal to the product obtained by multiplying the amount of reduction, elimination or other unavailability for the respective period by the United States Federal Income Tax rate of the Company or, in the case of a consolidated return, the affiliated group as such rate would have been for such period if the reduction, elimination or other unavailability had not occurred and if the Company or affiliated group had not utilized other Tax benefits to offset the effects of the reduction, elimination or other unavailability.

          (iii) Boots & Coots will notify Stockholders promptly upon the commencement of any claim, audit, examination or other proposed change or adjustment by any Taxing authority concerning any Tax or Claims covered by
Section 10.4(i) hereof ("Tax Claim").

          (iv) Boots & Coots and the Surviving Corporation will furnish Stockholders promptly with all copies of correspondence (including without limitation, notices, requests, explanations, determinations, schedules, charts and lists) received from any Taxing authority in connection with any Tax Claim. Stockholders will have the right to approve in advance any correspondence sent to any Taxing authority by or on behalf of the Surviving Corporation with respect to any Tax Claim to the extent that such correspondence would materially adversely affect Stockholders' obligations under such Section 10.4(i) hereof; provided, however, that Stockholders will be deemed to have approved such correspondence to the extent notice of its disapproval thereof is not delivered or mailed to Boots & Coots or the Surviving Corporation with reasonable promptness, but in all events at least 14 days before the date on which payment of the Tax is due, or if earlier, at least 14 days before the date of Boots & Coots' or the Surviving Corporation's ability to defend against the Tax Claim is irrevocably prejudiced.

          (v) Stockholders may contest any Tax Claim in any permissible manner until such time as any payment for Taxes or other Claims with respect to such Tax Claim is due or, upon payment of such Tax as another Claims, may sue for a refund thereof where permitted by applicable Law. Except as provided in the next sentence below, Stockholders will control all Proceedings taken in connection with such contest or refund suit, and may pursue or forego any and all administrative appeals, proceedings, hearings, and conferences with the Taxing authority with respect of such Tax Claim. Boots & Coots and the Surviving Corporation, as appropriate, will take such action in connection with the contest or refund suit as Stockholders may reasonably request in writing from time to time, including without limitation, the prosecution of the contest or the refund suit to final determination, provided that:

                (a) Stockholders request such action with reasonable promptness, but in all events at least 14 days before the date on which the payment of Taxes or other Claims are due or become final, or if earlier, at least 14 days before the date on which Boots & Coots' or the Surviving Corporation's ability to defend against the Tax Claim is irrevocably prejudiced;

                (b) a reasonable basis exists for such contest or refund suit;

                (c) Stockholders acknowledge their obligations under this
Section 10.4; and

                (d) Stockholders pay to Boots & Coots or the Surviving Corporation such sum as such company estimates in good faith to be sufficient to reimburse Boots & Coots for out-of-pocket fees and expenses that will be incurred in connection with the requested action.

          (vi) The parties to this Agreement intend the transactions contemplated herein to qualify as a "reorganization" under Section 368(a)(2)(E) of the Code, and intend, in accordance with Part III of Subchapter C of Chapter 1 of the Code ((S)(S) 351, et seq.), that no party to this Agreement shall be required to recognize gain or loss as a consequence of the transactions contemplated herein, including, without limitation, the Merger, the exchange of Company Stock for the right to receive Boots & Coots Stock in accordance with
Section 2 hereof, or the conversion of Newco Stock into Company Stock in accordance with Section 2 hereof. Notwithstanding anything to the contrary in this Section 10.4, or otherwise, Stockholders shall have no obligation to pay, or indemnify Boots & Coots or Company in respect of or hold either of them harmless against any Claim for or in respect of Texas actually incurred by, imposed upon, or assessed against Boots & Coots or Company as a result of or relating to the success or failure of the transactions contemplated herein to qualify as a "reorganization" under Section 368 of the Code, or the success or failure of Boots & Coots or Company to qualify for non-recognition treatment under Part III of Subchapter C of Chapter 1 of the Code ((S)(S) 351, et seq.) and Boots & Coots and its affiliates (including the Company after the Closing) shall have no obligation to pay, or indemnify Stockholders in respect of or hold them harmless against any Claims for or in respect of taxes actually incurred by, imposed upon, or assessed against Stockholders as a result of or relating to the success or failure of the transactions contemplated herein to qualify as stated above.

          10.5 Deduction for Tax Benefits. In computing the amount to be paid by Stockholders under their indemnity obligations under Section 10.4, there shall be deducted an amount equal to any Tax benefits actually received by Boots & Coots or the Surviving Corporation, taking into account the income Tax treatment of the receipt of these payments.

          10.6 General Indemnity. Stockholders, jointly and severally, shall indemnify, defend and hold harmless Boots & Coots and the Surviving Corporation and their respective Affiliates against and in respect of any and all Claims:

                (i) It shall incur or suffer, which arise, result from or relate to any breach of, or failure by Stockholders or the Company to perform, any of their representations, warranties, covenants or agreements contained in this Agreement or in any certificate, document, instrument or other writing furnished or to be furnished by or on behalf of Stockholders or the Company to Boots & Coots or Newco (except where a representation, warranty or covenant is made by a Stockholder individually, only such Stockholder shall be liable).

                (ii) Any Proceeding pending against the Company whether as a defendant, counterclaim, third party defendant, intervenor, or otherwise on the date of this Agreement or arising as to the Surviving Corporation with respect to matters occurring before the Closing Date.

          10.7 Notification. Boots & Coots or the Surviving Corporation shall promptly notify Stockholders of the existence of any Claim, to which Stockholders' indemnification obligations would apply, and shall give them a reasonable opportunity to participate in the defense of the same at their own expense and with counsel of their own selection, provided that Boots & Coots or the Surviving Corporation shall have the exclusive right to make all decisions with respect to the compromise or settlement of any Claim.

          10.8 Boots & Coots General Indemnity. Boots & Coots shall indemnify, defend and hold harmless Stockholders, or any of them, against and in respect of any and all Claims any of them shall incur or suffer, which arise, result from or relate to any breach of, or failure by Boots & Coots or Newco to perform, any of their representations, warranties, covenants or agreements contained in this Agreement or in any certificate, document, instrument or other writing furnished or to be furnished by or on behalf of Boots & Coots or Newco to Stockholders, or which arise, result from or relate to any of the debts and obligations of the Company or the Stockholders listed on Annex IV hereto.

          10.9 Non-Competition and Confidentiality. Stockholders hereby agree with Boots & Coots and the Surviving Corporation, in consideration for the transactions contemplated in this Agreement that for a period of five (5) years following the Closing Date, none of them will, either as a sole proprietor, member of a partnership, shareholder in a corporation, or as an officer, director, consultant, or creditor of any Person, engage, directly or indirectly, in any activity defined as "emergency response control or mitigation" under 29 C.F.R. 190.120 with respect to hazardous materials set forth in 40 C.F.R. 261 and 49 C.F.R. 172 ("Emergency Response Work"), including, also, without limitation remediation, occupational safety and health training, tank cleaning, waste disposal (other than leaking petroleum storage tanks or asbestos removal) and related equipment sales in the areas in which the Surviving Corporation currently conducts or has conducted during the past year any business (the "Territory"), except to the extent provided otherwise in the Alliance Agreement or subcontracted to Code 3, and during such period, Stockholders will not, directly or indirectly, either for themselves or for any other Person call upon, solicit, divert or take away or attempt to solicit, divert or take away any of the customers or business of the Surviving Corporation or any Affiliates thereof. For purposes of this noncompetition covenant, the parties agree that nothing herein prohibits Ambiotec in engaging in the business it conducted at or prior to Closing of environmental engineering, consulting and testing. The parties hereby agree that in the event the noncompetition covenant contained herein shall be held by any court or other constituted legal authority to be effective in any particular area or jurisdiction only if said covenant is modified to limit its duration or scope, then the Parties hereto shall consider this Section 10.9 to be amended and modified with respect to that particular area or jurisdiction so as to comply with the order of any such court or other constituted legal authority, and as to all other jurisdictions or political subdivisions, the noncompetition covenant contained herein shall remain in full force and effect as originally written. The parties further agree that in the event that the noncompetition covenant contained herein should be held by any court or other constituted legal authority to be void or otherwise unenforceable in any particular area or jurisdiction notwithstanding the operation of the preceding sentence of this Section 10.9, then the Parties hereto shall consider this Section 10.9 to be amended and modified so as to eliminate therefrom the particular area or jurisdiction as to which such noncompetition covenant is held to be void or otherwise unenforceable, and, as to all other areas and jurisdictions covered by this Agreement, the terms and provisions hereof shall remain in full force and effect as originally written. The parties agree that no adequate remedy at Law exists for any violation of the provisions of this
Section 10.9, and that, in case of a breach of any such provisions, a restraining order or injunction may issue in respect thereto (without the necessity of posting any bond therefor), in addition to all other rights, remedies, including damages, which may be appropriate.

          Stockholders further agree not to divulge, communicate or use to the detriment of Boots & Coots or the Surviving Corporation or for the benefit of any other Person, or misuse in any way any confidential information or trade secrets of the Surviving Corporation, including personnel information, secret processes, know-how, customer lists, formulas or other technical data. Stockholders agree and acknowledge that any information or data it has acquired on any of these matters or items was received in confidence and as a fiduciary of the Surviving Corporation.

          The obligations set forth herein shall be in addition to, and not in lieu of, any similar obligations to which such Stockholder shall become subject by virtue of entering into employment with Boots & Coots, the Surviving Corporation or their Affiliates.

          10.10 Insurance. The Stockholders shall cause the insurance policies listed on the Disclosure Schedule to remain in full force and effect for a period of not less than ninety (90) days after the Closing Date. Upon written request by the Stockholders setting forth the premiums paid therefor, the Surviving Corporation shall reimburse the Stockholders for such insurance premiums.

          10.11 Offset on Escrowed Shares. All as more particularly described in the Escrow Agreement, any adjustments to the Merger Consolidation as a result of the Post Closing Schedule or the Post Closing Audit or any Claims made by Boots & Coots under Section 10.4, Section 10.6 or otherwise, may be offset by Boots & Coots against the Escrowed Shares which are held by the Escrow Agent. Boots & Coots shall submit to the Escrow Agent a calculation of such amounts and a determination of the number of Escrowed Shares, using the fair market value of Boots & Coots Stock on the date of such determination, to be delivered by the Escrow Agent to Boots & Coots. For example, if there is a Claim against the Stockholders for $62,500 and the fair market value of Boots & Coots Stock is $6.25, then the Escrow Agent shall deliver to Boots & Coots an aggregate of 1000 shares as payment by Stockholders of the Claim.

     10.12 Operation of Code 3. Following the Closing, Boots & Coots agrees, for a time period having the same inception and duration as the employment agreements entered into pursuant to Section 7.12 hereof, that all emergency response oil and chemical spill containment, clean-up and reclamation services, domestic or foreign, conducted by Boots & Coots, directly or through its affiliated corporate family, shall be managed, directed, serviced and performed by Code 3 or its subsidiaries.

                                   SECTION 11

                            TERMINATION AND REMEDIES
                            ------------------------

     11.1 Termination.  This Agreement may be terminated before the Closing:

          (i) at any time after March 31, 1998, by Boots & Coots and Newco or Stockholders and the Company if the failure to consummate the transactions contemplated herein on or before such date is not caused by any breach of this Agreement by the Party electing to terminate pursuant to this clause (i);

          (ii) at any time by mutual agreement of the Parties;

          (iii) at any time by Boots & Coots and Newco if any of the conditions set forth in Section 7 shall not have been conformed or complied with before the Closing Date and such nonperformance or noncompliance shall not have been cured or eliminated by Stockholders or the Company or waived by Boots & Coots and Newco; or

          (iv) at any time by Stockholders or the Company if any of the conditions set forth in Section 8 shall not have been performed or complied with before the Closing Date and such nonperformance or noncompliance shall not have been cured or eliminated by Boots & Coots and Newco or waived by Stockholders or the Company.

     11.2 Notice of Termination. Any Party electing to terminate this Agreement pursuant to Section 11.1 shall give written notice thereof to the other Party stating the provision under which this Agreement is being terminated, and the termination of this Agreement shall be effective upon such notice being given.

     11.3 Effect of Termination. In the event this Agreement is terminated pursuant to Section 11.1, such termination shall be in addition to any other right or remedy either party may have for any breach by the other Party of this Agreement.


                                   SECTION 12

                                    GENERAL
                                    -------

     12.1 Publicity. All notices to third parties and all other publicity concerning the transactions contemplated in this Agreement shall be jointly planned and coordinated by and between Boots & Coots and Stockholders. Except for such disclosures as are required by Law, none of the Parties shall act unilaterally in this regard without the prior written approval of the other Party; however, this approval shall not be unreasonably withheld.

     12.2 Expenses. The Stockholders shall pay all costs and expenses incurred or to be incurred by them or the Company in the negotiation and preparation of this Agreement and in closing and carrying out the transactions contemplated in this Agreement. Boots & Coots and Newco shall pay all costs and expenses incurred or to be incurred by them in the negotiation and preparation of this Agreement and in closing and carrying out the transactions contemplated in this Agreement.

     12.3 Headings. The subject headings of the sections and subsections of this Agreement are included for purposes of convenience only, and shall not affect the construction or interpretation of any of its provisions.

     12.4 Modification and Waiver. This Agreement constitutes the entire agreement between Parties pertaining to the subject matter contained in it and supersedes all prior and contemporaneous agreements, representations and understandings of the Parties. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by all the Parties. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the Party making the waiver.

     12.5 Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument; but, in making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart.

     12.6 Rights of Parties. Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any Persons other than the Parties and their respective successors and assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any Persons to any Party to this Agreement, nor shall any provision give any Persons any right of subrogation or action over against any Party to this Agreement.

     12.7 Assignment. This Agreement shall be binding on, and shall inure to the benefit of, the Parties and their respective heirs, legal representatives, successors and assigns; provided, however, no assignment may be made by any Party without the prior written consent of the other Parties.

     12.8 Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service if served personally on the party to whom notice is to be given, or on the third day after mailing if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid, and properly addressed as follows:

          To Carlos M. Marin or David A. Hanawa at:

                Ambiotec Environmental Consultants, Inc.
                P.O. Box 2565
                1101 East Harrison Avenue
                Harlingen, Texas  78551

          To each of the other Stockholders or the Company at:

                Code 3, Inc.
                509 North 8th Street
                La Porte, Texas  77571
                Attention:  T. Lee Thompson, President

          To Boots & Coots or Newco at:

                Boots & Coots International Well Control, Inc.
                5151 San Felipe, Suite 450
                Houston, Texas  77024
                Attention:  Larry Ramming, Chief Executive Officer

Any Party may change its address for purposes of this section by giving the other Party written notice of the new address in the manner set forth above.

          12.9 Governing Law. This Agreement shall be construed in accordance with, and governed by, the internal Laws of the State of Texas.

     IN WITNESS WHEREOF, the parties to this Agreement have duly executed it on the day and year first above written.

                                    BOOTS & COOTS INTERNATIONAL
                                    WELL CONTROL, INC.

                                    By: /s/ L. H. RAMMING
                                       ----------------------------------
                                    Print: L. H. Ramming
                                    Title: Chairman


                                    ITS/B&C, INC.

                                    By: /s/ L. H. RAMMING
                                       ----------------------------------
                                    Print: L. H. Ramming
                                    Title: Chairman


                                    CODE 3, INC.

                                    By: /s/ T. LEE THOMPSON
                                       -----------------------------------
                                    Print: T. Lee Thompson
                                    Title: President


                                    /s/ T. LEE THOMPSON
                                    --------------------------------------
                                    T. Lee Thompson, Individually and as
                                    Trustee for the Benefit of Lorraine R.
                                    Galvan, Michael Sefie Galvan, Robert Z.
                                    Galvan, Velma Galvan and Seferino Galvan


                                    /s/ TIMOTHY J. O'BRIEN
                                    --------------------------------------
                                    Timothy J. O'Brien


                                    /s/ CARLOS M. MARIN
                                    --------------------------------------
                                    Carlos M. Marin


                                    /s/ DAVID A. HANAWA
                                    --------------------------------------
                                    David A. Hanawa